Exhibit 3.1

Industry Canada	Industrie Canada

Restated Certificate of Incorporation	Certificat de constitution á jour

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Hydrogenics Corporation -

Corporation Hydrogenique	718850-1

Name of corporation-Denomination de la societe	Corporation number-Numéro de la société

I hereby certify that the articles of incorporation of the above-named corporation were restated under section 180 of the Canada Business Corporations Act as set out in the attached restated articles of incorporation.

Je certifie que les statuts constitutifs de la société susmentionnee ont été mis á jour en vertu de l’article 180 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les statuts mis á jour ci-joints.

October 27, 2009 / le 27 octobre 2009
Richard G. Shaw	Effective Date of Restatement -
Director - Directeur	Date d’entrée en vigueur de la mise á jour

Industry Canada	Industrie Canada	FORM 7	FORMULAIRE 7
Canada Business Corporations Act	Lol canadlenne sur les sociétés par actions	RESTATED ARTICLES OF INCORPORATION (SECTION 180)	STATUTS CONSTITUTIFS MIS A J OUR (ARTICLE 180)

1 —	Name of the Corporation - Dénomination soclale de la société	Corporation No. - No de la société
	HYDROGENICS CORPORATION - CORPORATION HYDROGENIQUE	7188501

2 —	The province or territory in Canada where the registered office is situated	La province ou le territoire au Canada ou est situé le siege social
ONTARIO

3 —	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée a émettre
The annexed Schedule is incorporated in this form.

4 —	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’ll y a lieu
None

5 —	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs
Minimum: 3 Maximum: 12

6 —	Restrictions, if any, on business the corporation may carry on	Limites imposées á l’activité commerciale de la societe, s’ll y a lieu
None

7 —	Other provisions, if any	A utres dispositions, s’ll y a lieu

1. The directors may appoint from time to time one or more directors within the limits provided in the Canada Business Corporations Act.

2. The directors are authorized to determine the number of directors of the Corporation from time to time by resolution.

These restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

Cette mise á Jour des statuts constitutifs démontre exactement, sans changement substantiel, les dispositions correspondantes des statuts constitutifs modifiés qui remplacent les statuts constitutifs origineux.

Signature	Printed Name - Nom en laitres mouléer	8 — Capacity of - En qualite de	9 — Tel. No. - No. de tel.
/s/ Lawrence Davis	Lawrence Davis	Authorized Signing Officer	905-361-3633

FOR DEPARTMENTAL USE ONLY POUR L’USAGE DU MINISTERE SEULEMENT

IC 3167 (2003/08)

Item 3 - Shares / Rubrique 3 - Actions

An unlimited number of Preferred Shares, issuable in series and an unlimited number of Common Shares, the rights, privileges, restrictions and conditions of which are attached hereto as Schedule A

SCHEDULE A

The classes and any maximum number of shares that the Corporation is authorized to issue shall consist of an unlimited number of Preferred Shares, issuable in series, and an unlimited number of Common Shares with the following rights, privileges, restrictions and conditions:

COMMON SHARES

Section 1. Voting Rights

Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares arc entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares shall be entitled to one vote in respect of each Common Share held by such holder.

Section 2. Dividends

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

Section 3. Liquidation, Dissolution or Winding-Up

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

PREFERRED SHARES

(a) One or More Series. - The Preferred Shares may at any time and from time to time be issued in one or more series.

(b) Terms of Each Series. - Subject to the Canada Business Corporations Act (the “Act”) or any statute which may be substituted therefor, as amended from time to time, the directors may fix, before the issue thereof, the number of Preferred Shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or purchase, any conversion rights, and any rights on the liquidation, dissolution or winding-up of the Corporation, any sinking fund or other provisions, the whole to be subject to the issue of a certificate of amendment setting forth the designation, rights; privileges, restrictions and conditions attaching to the Preferred Shares of the series.

(c) Ranking of Preferred Shares. - The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares. If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred Shares of any series is not paid in full, the Preferred Shares of such series shall participate rateably with the Preferred Shares of every other series in respect of all such dividends and amounts.